Exhibit 23.4

CONSENT OF Roskill Consulting Group Ltd.

The undersigned hereby consents to the use of and all references to Roskill Consulting Group Ltd.’s name, and the use and inclusion of the graphite pricing information from the report titled “NextSource Materials Inc. – Graphite Market Study and Price Forecast,” dated June 2017 (the “Pricing Information”), including extracts from and summaries of the Pricing Information, in the Registration Statement on Form S-4 (No. 333-220899) of NextSource Materials Inc. (the “Registration Statement”), any amendments to such Registration Statement, and the proxy statement/prospectus to which the Registration Statement is related.

October 19, 2017

Roskill Consulting Group Ltd.

/s/ Robert Bayliss

Robert Bayliss

Managing Director